UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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InfuSystem Holdings, Inc.

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April 3, 2020

Dear Shareholder:

The year 2019 was transformative for InfuSystem. First, the team executed exactly as planned, allowing us to gain significant market share in oncology, fueling significant top-line growth and increasing our operating leverage and net margins. Second, we move into 2020 with an exciting two platform strategy designed to capture significant growth opportunities this year and in future years. Our lead platform, Integrated Therapy Services (ITS) provides the last-mile solution for clinic-to-home healthcare where the continuing treatment involves complex durable medical equipment (DME) and services. Our second platform, DME Services, supports our ITS platform and leverages our strong service orientation to win incremental business from our direct payer clients.

The management team has been built and streamlined to execute on our growth plan, which we believe will continue to result in long-term value creation for our shareholders. As we execute on our strategy of smart growth and improved efficiencies, I am very proud to report on the team’s accomplishments in 2019:

−	Net Revenue of $81.1 million, an increase of 20.8% over 2018

−	Net Income of $1.4 million, an increase of 224% over 2018

−	Adjusted EBITDA of $18.0 million, an increase of 31% from the prior year, with this translating into net Adjusted EBITDA margin for the year of 22.2%[1]

−	Operating Cash Flow continued to rise, reaching $13.9 million, an increase of 29.7% over 2018

−

During the year, we used our strong operating cash flows to invest in our pump fleet, expanding our footprint in both ITS and DME Services, with the goal of achieving continued high-margin revenues into future years

In 2020, our focus will be on (i) expanding the three therapies currently on our ITS platform: Oncology, Pain Management, and Negative Pressure Wound Therapy (NPWT), and (ii) business development around the next wave of therapies that can be added to the platforms. In Oncology, we expect to continue to build on our 2019 market share gains, converting additional facilities away from our competitors while leveraging our scale to further improve our services while achieving greater efficiencies. In Pain Management, after doubling our revenues in 2019, we believe similar growth is possible in 2020. In NPWT, we are now serving patients and working with our strategic partner to pursue new healthcare provider relationships. NPWT is by far the largest market sector in which we currently participate, with the total U.S. home healthcare opportunity estimated at $600 million. Working with our new partner, we hope to capture a share of this market delivering meaningful revenue starting in the second half of 2020 and continuing into future years.

While it is far too early to know all the impacts the coronavirus pandemic will have on our business, you should be confident that we are doing everything possible on our end to ensure continued operations and the execution of our 2020 plan. The entire InfuSystem team is doing a tremendous job and morale is high. Our top two priorities are mitigating the risk of exposure to our team and continuing to provide our customers with uninterrupted service so they can safely treat patients. A significant part of our workforce is working from home, we have provided our operations team with personal protective equipment, we have added to our pump fleet and prepositioned devices for quicker deployment, and we have proactively shipped reserve quantities of supplies to our customers. Each day, we will take further steps and develop additional plans to deal with future potential disruptions to minimize the impact on our business continuity.

1 Adjusted EBITDA and Adjusted EBITDA Margin are non-GAAP financial measures. Definitions of, and further details regarding these non-GAAP financial measures, including reconciliations to their most directly comparable financial measures prepared in accordance with GAAP, can be found in Appendix A to the enclosed proxy statement.

InfuSystem has a lot to offer the healthcare community. Over the last 30+ years, we developed a unique expertise and service offering that DME manufacturers and healthcare providers are using to reduce costs, improve service, and most importantly, provide welcome options for patients that want to continue their healthcare treatments from home. We perfected our Integrated Therapy Service model in oncology and have proven that we can extend our expertise into other DME therapies. Key is our ability to leverage the existing platform – the new therapies do not require building a new infrastructure, we simply add incrementally to the systems already in place (e.g., sales, clinical, logistics, revenue cycle management, and biomedical services). Because our platforms are so scalable, our operating leverage allows us to not just grow revenue, but to also expand our operating margins. As we have seen in 2019, we believe that this combination of executing on our strategic plan and sustained smart growth will generate significant long-term value for our shareholders for years to come. I have never been more excited to be part of this team and for the future of InfuSystem.

On Behalf of the Board of Directors and Management,

Richard A. DiIorio
President & CEO

InfuSystem Holdings, Inc.

3851 W. Hamlin Road

Rochester Hills, MI 48309

Notice of Annual Meeting of Stockholders

To Be Held on May 20, 2020

Virtual Annual Meeting of Stockholders - Online Meeting Only - No Physical Meeting Location

April 3, 2020

To the Stockholders of InfuSystem Holdings, Inc:

Notice is hereby given that the 2020 Annual Meeting of Stockholders (the “Annual Meeting”) of InfuSystem Holdings, Inc., a Delaware corporation (the “Company”), will be held virtually on Wednesday, May 20, 2020, commencing at 8:00 a.m. Eastern Time. You can attend the Annual Meeting online, vote your shares, and submit questions during the meeting by visiting www.meetingcenter.io/239889547.

At the Annual Meeting, stockholders will be asked to vote on the following:

1) to elect six individuals to the Company’s Board of Directors to serve until the Company’s 2021 Annual Meeting (and until their successors are duly elected and qualified);

2) to approve, by advisory vote, the compensation of our named executive officers;

3) to approve, in an advisory vote, the frequency, in future years, of an advisory vote on compensation of our named executive officers;

4) to ratify the appointment of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020; and

5) to consider and act on such matters as may properly come before the Annual Meeting and any postponement or adjournment thereof.

This Notice of Annual Meeting, the proxy statement for the Annual Meeting and our 2019 Annual Report are first being mailed to our stockholders on or about April 3, 2020.

Your vote is extremely important. Even if you plan to attend the Annual Meeting online, we request that you vote your shares by completing, signing and dating the enclosed proxy card and returning it in the enclosed postage-paid envelope or by voting via the Internet or by telephone following the instructions provided on the enclosed proxy card. Only the latest validly executed proxy that you submit will be counted and any proxy may be revoked at any time prior to the applicable deadline as described in the accompanying proxy statement.

Only stockholders of record at the close of business on March 25, 2020 will be entitled to notice of and to vote at the Annual Meeting and at any postponement or adjournment thereof. If you are the beneficial owner of shares of our common stock held in "street name," you will receive voting instructions from your broker, bank or other nominee (the stockholder of record), which will provide you with details as to how to vote those shares if you wish to do so. You must follow the instructions provided by your broker, bank or other nominee in order for your shares to be voted, and your broker is required to vote your shares in accordance with your instructions. A list of our stockholders of record will be made available electronically during the meeting at www.meetingcenter.io/239889547.

BY ORDER OF THE BOARD OF DIRECTORS:

Jeanie Latz Corporate Secretary
InfuSystem Holdings, Inc.

You may vote your shares in advance via the Internet or by telephone or by completing, signing, dating and mailing your proxy card. The proxy may be revoked at any time before your shares are voted at the meeting by submitting written notice of revocation to the Secretary of the Company or by submitting another timely proxy before the applicable deadlines. If you attend the meeting online, you may choose to vote your shares at www.meetingcenter.io/239889547 and following the instructions, and any previously submitted proxy will not be used. If you hold shares through a broker, bank or other nominee, please check the voting instructions used by that broker, bank or nominee.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 20, 2020: THE NOTICE OF ANNUAL MEETING, PROXY STATEMENT AND 2019 ANNUAL REPORT ARE AVAILABLE AT

http://infusystem.com.

InfuSystem Holdings, Inc.

3851 W. Hamlin Road

Rochester Hills, MI 48309

PROXY STATEMENT

This proxy statement is being furnished in connection with the solicitation of proxies by and on behalf of the Board of Directors (the “Board” or “Board of Directors”) of InfuSystem Holdings, Inc. (the “Company”) to be used at the Annual Meeting of Stockholders to be held on Wednesday, May 20, 2020, commencing at 8:00 a.m. Eastern Time, and at any postponement or adjournment thereof (the “Annual Meeting”), for the purposes set forth in the accompanying Notice of Meeting. We are holding our annual meeting solely by means of remote communication. You can attend the Annual Meeting online, vote your shares, and submit questions during the meeting by visiting www.meetingcenter.io/239889547. This proxy statement and the accompanying materials are being first sent or given to stockholders of the Company on or about April 3, 2020.

QUESTIONS AND ANSWERS ABOUT THE

ANNUAL MEETING AND VOTING PROCEDURES

Who Can Vote?

The close of business on March 25, 2020 has been fixed as the record date (the “Record Date”) for the determination of the stockholders entitled to notice of and to vote at the Annual Meeting. Only holders of shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”), as of the Record Date are entitled to notice of and to vote at the Annual Meeting. Each share of Common Stock entitles the holder thereof to one vote per share on each matter presented to the stockholders for approval at the Annual Meeting. On the Record Date, there were 20,009,993 shares of Common Stock outstanding and entitled to vote.

Shareholders at the close of business on the Record Date may examine a list of all shareholders as of the Record Date for any purpose germane to the Annual Meeting for 10 days preceding the meeting, at our offices at 3851 W. Hamlin Road, Rochester Hills, Michigan 48309, and electronically during the meeting at www.meetingcenter.io/239889547 when you enter the control number included on your proxy card or voting instruction form.

How Do I Vote My Shares Prior to the Meeting?

If your shares are registered directly in your name with the Company’s transfer agent, Computershare, you are considered the “stockholder of record” or “registered stockholder” of those shares and this proxy statement and the accompanying materials are being sent directly to you by the Company.

If you are a stockholder of record, you can vote your shares in advance of the Annual Meeting by using the Internet at www.investorvote.com/INFU, or by telephone at +1 (800) 652-VOTE (8683) or by completing and returning the enclosed proxy card by mail.

Whichever method you use, each valid proxy received in time will be voted at the Annual Meeting in accordance with your instructions. To ensure that your proxy is voted, it should be received by 11:59 p.m. Eastern Time on the day prior to the Annual Meeting. If you submit a proxy without giving instructions, your shares will be voted as recommended by the Board of Directors.

Even if you plan to attend the Annual Meeting online, we strongly urge you to vote in advance by proxy by completing, signing, dating and returning the enclosed proxy card in the postage paid self-addressed envelope or by voting via the Internet or by telephone following the instructions provided on the enclosed proxy card.

If your shares are held in a stock brokerage account or by a broker, bank or other nominee, you are considered the “beneficial owner” of shares held in street name (also called a “street name” holder), and this proxy statement and the accompanying materials are being forwarded to you by your broker, bank or nominee, who is considered the stockholder of record of those shares. As a beneficial owner, you should have received different voting instructions from your broker, bank or other nominee as to how to vote such shares if you wish to do so. These instructions should indicate if Internet or telephone voting is available and, if so, provide details regarding how to use those systems to vote your shares.

In order to vote, you will need the control number included on your proxy card or voting instruction form. Each shareholder has a unique control number so we can ensure all voting instructions are genuine and prevent duplicate voting. Depending on the number of accounts in which you hold Common Stock, you may receive and need to vote more than one control number. If you submit your proxy by Internet or telephone, you do not need to return a proxy card. You can vote by any of the methods above prior to the meeting and still attend the virtual Annual Meeting.

How Do I Vote During the Meeting?

You may also vote during the virtual Annual Meeting by visiting www.meetingcenter.io/239889547 and following the instructions. You will need the control number included on your proxy card or voting instruction form. In all cases, a vote at the Annual Meeting will revoke any prior votes.

What Is the Recommendation of the Board of Directors?

The Board of Directors recommends that you vote as follows: (i) "FOR" each of the six director nominees of the Board of Directors; (ii) "FOR" the approval, on a non-binding advisory basis, of the compensation of the Company's named executive officers as disclosed in these materials; (iii) the approval, on a non-binding advisory basis, of holding advisory votes on executive compensation every "ONE YEAR"; and (iv) "FOR" ratification of BDO USA, LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2020.

How May I Change My Vote or Revoke My Proxy?

If you hold shares of the Company’s Common Stock in your name, you may revoke a properly executed or authorized proxy by: (i) an Internet or telephone vote subsequent to the date shown on the previously executed and delivered proxy or the date of a prior Internet or telephonic vote (and prior to 11:59 p.m. Eastern Time on the day prior to the Annual Meeting); (ii) mailing a later-dated, properly executed and delivered proxy in accordance with the instructions thereon which is received prior to the applicable deadline; or (iii) delivering a written revocation to our Corporate Secretary no later than the day prior to the date of the Annual Meeting. Stockholders of record may also revoke their proxies by attending the virtual Annual Meeting and voting your shares by visiting www.meetingcenter.io/239889547 and following the instructions. If stockholders of record only attend the virtual Annual Meeting but do not vote, their proxies will not be revoked.

If you hold shares of the Company’s Common Stock in a stock brokerage account or by a broker, bank or other nominee, you must contact the broker, bank or other nominee and comply with the broker’s procedures if you want to revoke or change the instructions previously given.

How Do I Vote My Shares Held in Street Name?

If your shares are held in a stock brokerage account or by a broker, bank or other nominee (also called a “street name” holder), you are considered the “beneficial owner” of shares held in street name, and this proxy statement and the accompanying materials are being forwarded to you by your broker, bank or nominee, who is considered the stockholder of record of those shares. As a beneficial owner, you have the right to direct your broker, bank or nominee on how to vote the shares held in your account by returning the voting instruction form to your broker, bank, or other nominee or as otherwise provided on the voting instruction form.

If you do not provide instructions to the broker, that firm will generally only be able to vote your shares with respect to “routine” matters. Please note that pursuant to applicable broker voting regulations, the only routine matter for the Annual Meeting and the only matter for which brokers will have the discretion to vote, is Proposal 4 (Ratification of Independent Registered Public Accounting Firm). Your broker must have proper instructions from you in order to vote with respect to Proposal 1 (Election of Directors), Proposal 2 (Advisory Vote on Executive Compensation), and Proposal 3 (Advisory Vote on the Frequency of Holding Future Advisory Votes on Executive Compensation) and without proper instructions from you, the broker will not have the power to vote on, and will be considered a “broker non-vote” for, such proposal.

What Constitutes a Quorum?

The presence, in person or by proxy, of the holders of a majority of the shares of Common Stock entitled to vote at the Annual Meeting will constitute a quorum. Your shares will be counted towards the quorum if you vote by mail, by telephone, or through the Internet by the deadlines described above or vote at the virtual Annual Meeting, even if you wish to abstain from voting on some or all matters introduced at the meeting. Abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present at the Annual Meeting.

How Many Votes Must Each Proposal Receive to be Adopted?

The vote required, and the effect of abstentions and broker non-votes with respect to each proposal, is as follows:

Proposal 1

The Company’s Amended and Restated Bylaws provide for majority voting in uncontested director elections. In order to be elected in an uncontested election, each of the Company’s six nominees for election to the Board of Directors (Proposal 1) must receive a majority of the votes cast for that director. You may vote in favor or withhold your vote with respect to each individual nominee. If an incumbent director is not elected in an uncontested election due to a failure to receive a majority of the votes cast by the shares of the Company’s Common Stock issued and outstanding as of the Record Date that are present, in person or by proxy, and entitled to vote and his or her successor is not otherwise elected and qualified, the director must promptly offer to tender his or her resignation to the Board of Directors. The Nominating and Governance Committee will make a recommendation to the Board of Directors on whether to accept or reject the resignation. The Board of Directors will then either accept or reject such resignation. “Votes cast” for a director include votes “for” that director’s election and votes to withhold authority with respect to that director’s election and excludes abstentions and broker non-votes with respect to that director’s election. Abstentions, broker non-votes and failures to vote will have no effect on the outcome of the election of directors.

Proposal 2

The proposal to approve, by advisory vote, the compensation paid to our named executive officers (Proposal 2) will require the affirmative vote of a majority of the shares of the Company’s Common Stock present at the Annual Meeting, in person or represented by proxy, and entitled to vote thereon. Abstentions will be treated as votes “against” the proposal. Broker non-votes and failures to vote will have no effect on the outcome of the vote.

Proposal 3

The proposal to advise the Company on the frequency of conducting advisory votes on the compensation of our named executive officers in the future (Proposal 3) has no threshold that must be obtained for a frequency to be approved. The Company will consider the frequency (one, two or three years) that receives the highest number of votes to be the frequency that is preferred by stockholders. Therefore, any shares not voted, whether by abstention, broker non-vote or otherwise, are not counted in determining the outcome of the vote.

Proposal 4

The proposal to ratify the appointment of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020 (Proposal 4) will require the affirmative vote of a majority of the shares of the Company’s Common Stock present at the Annual Meeting, in person or represented by proxy, and entitled to vote thereon. Abstentions will be treated as votes “against” the proposal. As discussed above, this proposal is a routine matter; therefore, broker non-votes are not expected to occur with respect to this proposal. Failures to vote will have no effect on the outcome of the vote.

How Will the Proxies Be Voted?

UNLESS OTHERWISE SPECIFIED, AS PERMITTED BY APPLICABLE LAW AND STOCK EXCHANGE RULES, THE PROXIES WILL BE VOTED AT THE ANNUAL MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF:

(I)

FOR THE ELECTION OF THE SIX INDIVIDUALS NAMED IN THIS PROXY STATEMENT TO THE BOARD OF DIRECTORS TO SERVE UNTIL THE 2021 ANNUAL MEETING OF STOCKHOLDERS (AND UNTIL THEIR SUCCESSORS ARE DULY ELECTED AND QUALIFIED);

(II)	FOR THE APPROVAL, BY ADVISORY VOTE, OF THE COMPENSATION PAID TO THE COMPANY’S NAMED EXECUTIVE OFFICERS;

(III)	FOR "ONE YEAR" AS THE PREFEREED FREQUENCY FOR ADVISORY VOTES ON EXECUTIVE COMPENSATION; AND

(IV)	FOR THE RATIFICATION OF THE APPOINTMENT OF BDO USA, LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2020.

IN THE DISCRETION OF THE PROXY HOLDERS, THE PROXIES WILL ALSO BE VOTED FOR OR AGAINST SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING. MANAGEMENT IS NOT AWARE OF ANY OTHER MATTERS TO BE PRESENTED FOR ACTION AT THE ANNUAL MEETING.

How May I Attend the Annual Meeting?

The Company will be hosting the Annual Meeting online. A summary of the information you need to attend online is provided below.

●

Any holder of record as of the close of business on the Record Date, may attend and vote at the Annual Meeting by visiting www.meetingcenter.io/239889547. If you want to vote during the Annual Meeting any shares you hold in street name, you must obtain instructions from your broker, bank or other nominee.

●	We encourage you to access the Annual Meeting online prior to its start time.

●	Shareholders may vote electronically and submit questions online while attending the Annual Meeting.

●	Please have the control number we have provided to you to join the Annual Meeting.

When Will the Voting Results Be Announced?

The preliminary voting results are expected to be announced at or shortly following the Annual Meeting. We will report the final voting results, or the preliminary voting results if the final voting results are unavailable, in a Current Report on Form 8-K to be filed with the SEC within four business days after the Annual Meeting. You may obtain a copy of this Form 8-K by visiting the SEC's website at www.sec.gov or our website at www.infusystem.com under the section titled "Investor Relations” and subsection “SEC Filings."

Who Do I Contact if I Have any Questions or Require Assistance?

If you have any questions, require assistance with voting your proxy card, or need additional copies of proxy materials, please contact:

(Regular Mail)	(Overnight Mail):
Computershare Investor Services	Computershare Investor Services
P.O. BOX 505000	462 South 4th Street Suite 1600
Louisville, KY 40233-5000	Louisville, KY 40202
Call Toll-Free at: +1 (800) 522-6645

For stockholders holding shares through brokers, banks or other nominees, please contact your broker, bank or other nominee for assistance.

PROPOSAL 1—

ELECTION OF DIRECTORS

At the Annual Meeting, the stockholders will consider and vote upon the election of six directors. Our bylaws provide that the total number of authorized directors shall be fixed from time to time by the Board of Directors. The Board of Directors has fixed such number of directors at six. The Board of Directors has nominated Richard DiIorio, Paul Gendron, Gregg Lehman, Darrell Montgomery, Christopher Sansone, and Scott Shuda for election as directors of the Company. These six nominees for election to the Board of Directors, if elected, will serve until the 2021 Annual Meeting and until their successors are duly elected and qualified.

We urge you to vote "FOR" each of Richard DiIorio, Paul Gendron, Gregg Lehman, Darrell Montgomery, Christopher Sansone, and Scott Shuda.

Information Regarding Our Nominees to the Board of Directors

The table set forth below lists the names and ages of each of our six nominees to the Board of Directors. Each of the nominees are current directors of the Company. Each director elected will serve a one-year term and hold office until the next annual meeting of shareholders and such director’s successor has been elected and qualified or such director’s earlier death, resignation or removal.

Each nominee has consented to being named in this proxy statement and to serve on the Board of Directors if elected. If any nominee becomes unavailable to serve for any reason as a director at the time of the Annual Meeting, which is not expected, the Board of Directors will eliminate the Board position effective at the Annual Meeting or the proxy holders will vote the proxies in their discretion for the nominee designated by the Board of Directors to fill the vacancy unless otherwise instructed by a stockholder.

Name	Age	Position
Richard DiIorio	45	Director
Paul Gendron	58	Director
Gregg Lehman	73	Director, Vice Chairman
Darrell Montgomery	59	Director
Christopher Sansone	45	Director
Scott Shuda	54	Director, Chairman

Richard A. DiIorio (Director). Richard A. DiIorio, who joined the Company in 2004, was appointed the Company’s President and Chief Executive Officer and member of the Board of Directors on November 15, 2017. He previously served as the Company’s Executive Vice President and General Manager of Oncology since December 2016 and as a member of the Office of the President, from May 18, 2017 to November 15, 2017. Mr. DiIorio also held, within the Company, the previous positions of Vice President of Oncology Sales from July 2014, and prior to that position Regional Vice President-Eastern Region and Territory Manager. Before joining the Company, Mr. DiIorio held various sales and sales leadership roles at Stryker, Novartis, and Thermo Scientific. Mr. DiIorio holds a Bachelor of Science degree in biology from Boston College.

With over 20 years of successful healthcare experience, Mr. DiIorio brings extensive expertise in sales, customer service, product launch and market knowledge focused on driving growth within the infusion market.

Paul A. Gendron (Director). Paul A. Gendron has been a member of the Board of Directors since May 15, 2019. Mr. Gendron also served as a financial consultant to the Company from January 2019 until his election to the Board. He previously was a client service partner with PricewaterhouseCoopers LLP where he held various leadership roles including North Texas Market Assurance Leader from 2009 until 2014, U.S. Assurance Talent Transformation Leader from 2014 until 2016, and Southwest Region Technology Practice Risk Management Leader. In his Market Assurance Leader role, Mr. Gendron lead the Assurance practice in the Dallas, Fort Worth, Austin and Little Rock offices, providing services in internal and external audit, risk and information technology assurance, and accounting and capital markets advisory. Mr. Gendron is a CPA and holds a Bachelor of Business Administration in Accounting degree from the University of Texas at Austin. He has served on non-profit boards during his career as well as the Accounting Advisory Council at the University of Texas at Austin.

Mr. Gendron brings over 30 years of public accounting experience at PricewaterhouseCoopers LLP, including 22 years as audit partner, where he served global public and private multibillion-dollar corporations. His areas of strength include board governance, audit project management, risk management, executive management, public offerings, and mergers and acquisitions.

Gregg O. Lehman (Director, Vice-Chairman). Gregg O. Lehman has been a member of the Company's Board of Directors since May 8, 2014. He has served as Vice Chairman of the Board since December 19, 2018. Prior to his appointment as Vice Chairman, Dr. Lehman served as Chairman of the Board from March 21, 2018 until December 19, 2018, and as Executive Chairman and head of the Office of the President from May 18, 2017 to March 21, 2018. Previous to both of those appointments, he served as Chairman of the Board beginning in May 2015. Since 2014, Dr. Lehman has served as Chief Executive Officer of EB Employee Solutions, LLC, a company that provides a fully integrated employer portal that includes health benefit cost reduction strategies and a “high tech, smart touch” wellness program. Dr. Lehman was previously President and Chief Executive Officer and served on the Board of MGC Diagnostics Corporation, a leading cardio-respiratory diagnostic company, and held executive positions with a number of other healthcare organizations. He is also the President of Lehman Ventures LLC. Dr. Lehman has a Doctorate and a Master of Science degree in higher education administration, with a minor in finance and economics from Purdue University and a Bachelor of Science in business management and marketing from Indiana University.

Dr. Lehman is a nationally recognized leader in population health management and brings approximately 40 years of experience in senior management positions with healthcare corporations and the management expertise in business turnarounds, strategy, governance, and executive compensation.

Darrell B. Montgomery (Director). Darrell B. Montgomery has been a member of the Company's Board of Directors since June 22, 2017. From 2016 to 2018, Mr. Montgomery served as Vice President, Global Strategies Engagements with Atos, Inc., a global Information Technology (“IT”) services firm. In 2015, Mr. Montgomery served on the Board of Directors of Daegis, Inc. (NASDAQ: DAEG). Prior to that, Mr. Montgomery led the Private Equity Channel for Dell Services (now NTT Services) serving as Executive Director in charge of establishing and leading the private equity channel working in the Healthcare and Travel & Leisure industries. Also, during his tenure at Dell (Perot Systems), Mr. Montgomery served as Director of Operations, Global Software Solutions and held senior roles in the Commercial Solutions Group. Mr. Montgomery began his career at Gemini Consulting. Mr. Montgomery formerly served on active duty as a U.S. Marine Corps Infantry Officer and is currently a Trustee of the U.S. Naval Academy Athletic Foundation. Mr. Montgomery earned a Bachelor of Science in history and general engineering, with distinction, from the U.S. Naval Academy and a Masters of Business Administration from Harvard Business School.

Mr. Montgomery brings nearly 30 years in operational management, technology sales, mergers & acquisitions, consulting experience and leadership abilities developed during his career as an executive.

Christopher R. Sansone (Director). Christopher R. Sansone has been a member of the Company's Board of Directors since June 22, 2017. Mr. Sansone brings experience and perspective as an analyst and as a managing partner and founder of Sansone Advisors, LLC and Sansone Capital Management, LLC, providers of investment management services. Prior to founding Sansone Capital Management, LLC, Mr. Sansone held various roles involving small capitalization companies, primarily as an analyst and proprietary trader for Robotti & Company, LLC, a broker-dealer specializing in small- and micro-capitalization equities. Mr. Sansone previously served as a director on the boards of EDAC Technologies and Decorator Industries. Mr. Sansone holds a Bachelor of Science in economics from Pace University.

Mr. Sansone brings extensive investment experience as managing partner and founder of investment services companies and has held various executive leadership roles throughout his career, currently serves as a Managing Partner of Sansone Advisors, LLC and Sansone Capital Management, LLC (collectively, the “Sansone Group”), and is one of the Company’s largest stockholders.

Scott A. Shuda (Director, Chairman). Scott A. Shuda has been a member of the Company’s Board of Directors since September 7, 2016, and was elected Chairman of the Board effective December 19, 2018. Mr. Shuda is a Managing Director and Co-founder of Meridian OHC Partners, LP (“Meridian”) and BlueLine Partners, LLC (“BlueLine”), investment firms that focus on publicly listed technology and healthcare companies. Mr. Shuda served as a director of Iridex Corporation (NASDAQ: IRIX), a global leader in ophthalmic laser systems, from 2012 to 2017 where he was chairman of Iridex’s Compensation Committee and a member of the Nominating and Governance Committee. Mr. Shuda holds both a Juris Doctor degree and a Masters of Business administration degree from Georgetown University.

Mr. Shuda has extensive experience with the medical devices industry. He brings more than 20 years of professional experience in law, technology and entrepreneurial endeavors in the industry, including transactions that range from initial public offerings and venture financings to mergers and acquisitions. Mr. Shuda serves as the Managing Director of TSV Investment Partners, LLC (“TSV”), which is the sole general partner of Meridian, the Company’s largest stockholder.

Director Independence

The Board of Directors has considered the independence of each director and nominee for election as a director in accordance with the elements of independence set forth in the listing standards of the NYSE American LLC. Based upon information solicited from each director and nominee, the Board of Directors has affirmatively determined that each of the directors are “independent” within the meaning of NYSE American LLC’s director independence standards, except for: (i) Mr. DiIorio, who currently serves as the Company's President and Chief Executive Officer; and (ii) Dr. Lehman, who did not qualify as independent during the period in which he was appointed as Executive Chairman, from May 18, 2017 to March 21, 2018. Mr. Gendron provided financial consulting services to the Company from January 2019 until his election to the Board. In determining that Mr. Gendron was independent, the Board considered Mr. Gendron's consulting arrangement with the Company, and the Board determined that this arrangement did not interfere with his exercise of independent judgment in carrying out his responsibilities as a director.

Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS OF THE COMPANY VOTE “FOR” RICHARD DIIORIO, PAUL GENDRON, GREGG LEHMAN, DARRELL MONTGOMERY, CHRISTOPHER SANSONE, AND SCOTT SHUDA. FOR ELECTION AS MEMBERS OF THE BOARD OF DIRECTORS TO SERVE UNTIL THE 2021 ANNUAL STOCKHOLDERS MEETING AND UNTIL THEIR SUCCESSORS ARE DULY ELECTED AND QUALIFIED.

Board of Directors and Committees of the Board of Directors

The Board of Directors has responsibility for the overall governance of the Company. The Board of Directors held a total of 12 meetings during the fiscal year ended December 31, 2019. Each director attended at least 75% of the meetings held by the Board of Directors and of the meetings of each committee on which such director served (or portion of the fiscal year during which he served as a director or committee member). In addition to regularly scheduled meetings, the directors discharge their responsibilities through telephonic meetings and other communications with each other and the executive officers. At each of the regularly scheduled meetings of the Board of Directors held during fiscal year ended December 31, 2019, the independent directors had the opportunity to hold an executive session. The Board has no policy regarding director attendance at annual meetings of stockholders, although each member of the Board attended the 2019 Annual Meeting.

Committees. The Board of Directors has established three standing committees, an Audit Committee, a Nominating and Governance Committee and a Compensation Committee, each of which is comprised entirely of Independent Directors and reports to the Board of Directors. From time to time during the assessment of certain strategic opportunities, the Board may establish a Special Committee comprised wholly of Independent Directors.

Leadership Structure. The Company currently has different individuals serving as its Chief Executive Officer and Chairman of the Board. We believe that having an independent, non-executive Chairman of the Board represents an appropriate governance practice for the Company at this time. This structure creates a separation of the day-to-day administrative and strategic planning activities of management from the Board’s oversight function.

Audit Committee

The Audit Committee is composed entirely of Independent Directors. The following individuals are the current members of the Audit Committee: Messrs. Gendron, Montgomery and Sansone. Mr. Gendron served as Chairman of the Audit Committee. The Board of Directors has affirmatively determined that the members of the Audit Committee are “independent,” as defined in the NYSE American LLC listing standards, and under the additional Audit Committee independence standards in Rule 10A-3 of the Exchange Act. The Audit Committee is responsible for meeting with the Company’s independent registered public accounting firm regarding, among other issues, audits and the adequacy of the Company’s accounting and control systems. The Audit Committee held five meetings during the fiscal year ended December 31, 2019.

The Board of Directors has determined that Mr. Gendron qualifies as an “audit committee financial expert” as that term is defined under Item 407 of Regulation S-K of the Exchange Act. The Board of Directors has adopted a written charter for the Audit Committee, a copy of which is posted on the Company’s website at www.infusystem.com.

Nominating and Governance Committee

The Nominating and Governance Committee (the “Nominating Committee”) is composed entirely of Independent Directors. The following individuals are current members of the Nominating Committee: Messrs. Montgomery, Sansone and Shuda. Mr. Montgomery serves as Chairman of the Nominating Committee. The Board of Directors has affirmatively determined that the members of the Nominating Committee are “independent” as defined in the NYSE American LLC listing standards. The Nominating Committee held two meetings during the fiscal year ended December 31, 2019. The Board of Directors has adopted a written charter for the Nominating Committee, a copy of which is posted on the Company’s website at www.infusystem.com.

The Nominating Committee identifies individuals for nomination to the Board of Directors by the full Board of Directors. The Nominating Committee will consider all qualified director candidates identified by members of the Nominating Committee, by senior management and stockholders. Stockholders who would like to propose an independent director candidate for the consideration of the Nominating Committee may do so by submitting the candidate’s name, résumé and biographical information care of InfuSystem Holdings, Inc., 3851 W. Hamlin Road, Rochester Hills, MI 48309, Attn: Corporate Secretary, no later than the deadline for submission of stockholder proposals set forth under the section of this proxy statement entitled “Stockholder Proposals for the 2021 Annual Meeting.” All proposals for nomination received by the Corporate Secretary will be presented to the Nominating Committee for consideration.

The Nominating Committee reviews each director candidate’s biographical information and assesses each candidate’s independence, skills and expertise based on a variety of factors, including the following criteria:

●	Whether the candidate has exhibited behavior that indicates he or she is committed to the highest ethical standards;

●

Whether the candidate has had broad business, governmental, non-profit or professional experience that indicates that the candidate will be able to make a significant and immediate contribution to the Board of Directors’ discussion and decision-making; and

●	Whether the candidate will be able to devote sufficient time and energy to the performance of his or her duties as a director.

In addition to the above listed criteria, the Nominating Committee considers the diversity of candidates, which may include diversity of skills and experience as well as geographic, gender, age, and ethnic diversity. The Nominating Committee does not, however, have a formal policy with regard to the consideration of diversity in identifying candidates.

Application of these factors requires the exercise of judgment by members of the Nominating Committee and cannot be measured in a quantitative way.

The Nominating Committee applied each of these factors in its review and assessment of the background, independence, skills and expertise of each of the director nominees included in this proxy statement. Members of the Nominating Committee had several meetings and conversations with each of the director nominees.

Compensation Committee

The Compensation Committee is composed entirely of Independent Directors. The following individuals are current members of the Compensation Committee: Messrs. Shuda, Montgomery and Sansone. Mr. Shuda serves as Chairman of the Compensation Committee. The Board of Directors has affirmatively determined that the members of the Compensation Committee are “independent” as defined in the NYSE American LLC listing standards. The Compensation Committee is responsible for approving the salaries, bonuses and other compensation and benefits of executive officers and directors and administering the InfuSystem Holdings, Inc. (i) 2014 Equity Plan, and (ii) Employee Stock Purchase Plan. The Compensation Committee held six meetings during the fiscal year ended December 31, 2019. The Board of Directors has adopted a written charter for the Compensation Committee, a copy of which is posted on the Company’s website at www.infusystem.com.

The Compensation Committee evaluates executive officer performance, with input from the Board of Directors and the Chief Executive Officer (for executive officers other than the Chief Executive Officer), in light of the Company’s strategic objectives and establishes compensation levels based on such evaluation. The objectives of the Compensation Committee are to attract and retain experienced and highly qualified personnel and reward our executive officers for advancing critical elements of our strategic plan.

The Compensation Committee has the authority to retain, oversee, terminate, and approve fees for compensation consultants to assist in the discharge of its responsibilities.

Communications with the Board of Directors

Stockholders may communicate with the Board of Directors by sending written communications addressed to such person or persons care of InfuSystem Holdings, Inc., 3851 W. Hamlin Road, Rochester Hills, MI 48309, Attn: Corporate Secretary. All communications will be compiled by the Corporate Secretary and submitted to the addressee.

Code of Conduct and Business Ethics

The Company also has a Code of Business Conduct and Ethics Policy applicable to the Chief Executive Officer, Chief Financial Officer and principal accounting officer, and other financial professionals. The Code of Business Conduct and Ethics Policy is available on the “Governance” page of our website at www.infusystem.com. Only the Board of Directors can amend or grant waivers from the provisions of the Company’s Code of Ethics, and any such amendments or waivers will be posted promptly at www.infusystem.com. To date, no such amendments have been made or waivers granted.

The Board of Directors’ Role in Risk Oversight

The Board of Directors is actively engaged in overseeing and reviewing the Company’s strategic direction and objectives, taking into account (among other considerations) the Company’s risk profile and exposures. It is management’s responsibility to manage risk and bring to the Board of Directors’ attention the most material risks to the Company. The Board of Directors has oversight responsibility of the processes established to report and monitor systems for material risks applicable to the Company. The Board annually reviews the Company’s enterprise risk management and receives regular updates on risk exposures via the Audit Committee and senior management.

While the Board as a whole has responsibility for risk oversight, including Chief Executive Officer succession planning, the committees of the Board also oversee the Company’s risk profile and exposures relating to matters within the scope of their authority. The Board regularly receives detailed reports from the committees regarding risk oversight in their areas of responsibility.

Directors’ Compensation

The following table sets forth the compensation for the Company’s non-employee directors who served during the fiscal year ended December 31, 2019.

	Fees Earned or Paid in Cash	Option Awards	All Other Compensation	Total
Name	( $ )	( $ ) (1)	( $ )	( $ )
Terry L. Armstrong (2)	$37,151	$-	$-	$37,151
Paul A. Gendron (3)	$26,658	$33,600	$22,500	$82,758
Gregg O. Lehman (4)	$71,959	$33,600	$-	$105,559
Darrell B. Montgomery (6)	$67,697	$33,600	$-	$101,297
Ronald H. Peele, Jr. (2)	$37,151	$-	$-	$37,151
Christopher R. Sansone (6)	$64,761	$33,600	$-	$98,361
Scott A. Shuda (5)	$95,777	$47,040	$-	$142,817
Joseph E. Whitters (2)	$40,247	$-	$-	$40,247

(1)

As part of their 2019 compensation package, each Independent Director received options to purchase 25,000 shares of the Company’s Common Stock at the exercise price of $4.70 per share, except for Mr. Shuda, who received options to purchase 35,000 shares of the Company’s Common Stock as Chairman.

(2)

Messrs. Armstrong, Peele and Whitters weren’t awarded any options from the May 15, 2019 annual stock compensation grants to directors as they were not reelected to the Board of Directors on May 15, 2019, and they each received a pro-rata portion of their directors’ fees for 2019. As of December 31, 2019, Messrs. Armstrong, Peele, and Whitters didn’t have any outstanding stock options as they exercised their vested options in 2019 in full.

(3)

Mr. Gendron was elected to the Board of Directors on May 15, 2019 and received a pro-rata portion of his directors’ fees for 2019. As of December 31, 2019, Mr. Gendron had 25,000 aggregate outstanding stock options (14,583 of which were exercisable), all of which expire on May 15, 2024. Mr. Gendron received other cash compensation for serving as a financial consultant to the Company from January 2019 until his election to the Board.

(4)

As of December 31, 2019, Dr. Lehman had 240,000 aggregate outstanding stock options (229,583 of which were exercisable) that will expire as follows: (i) 180,000 options will expire in equal installments of 60,000 on May 12, 2020, January 17, 2022, and September 6, 2022; (ii) 35,000 options will expire on August 22, 2023; and 25,000 options will expire on May 15, 2024.

(5)

As of December 31, 2019, Mr. Shuda had 110,000 aggregate outstanding stock options (95,417 of which were exercisable) that will expire as follows: (i) 75,000 options will expire in equal installments of 25,000 on January 17, 2022, September 6, 2022 and August 22, 2023; and (ii) 35,000 options will expire on May 15, 2024.

(6)

As of December 31, 2019, Mr. Montgomery and Sansone each had 75,000 aggregate outstanding stock options (64,583 of which were exercisable) that will expire in equal installments of 25,000 on September 6, 2022, August 22,2023 and May 15, 2024.

Current Independent Director Compensation

Each of the non-employee directors received the following annual cash compensation in 2019:

●	$50,000 for each non-executive Independent Director on the Board;
●	$90,000 for the Chairman;
●	$70,000 for Vice Chairman;
●	$20,000 for the Chair of the Audit Committee and $10,000 for each Audit Committee member;
●	$15,000 for the Chair of the Compensation Committee and $7,500 for each Compensation Committee member; and
●	$10,000 for the Chair of the Nominating and Governance Committee and $5,000 for each Nominating and Governance Committee member.

Board and Committee compensation are paid quarterly, on calendar quarters.

The non-employee directors received the following annual stock compensation grants in 2019:

●	Options for 25,000 shares of the Company’s Common Stock for each Independent Director; and
●	Options for 35,000 shares of the Company’s Common Stock for the Chairman.

Any such grant of options to non-employee directors are contingent upon sufficient share capacity under the Company’s 2014 Equity Plan. Further, such options are typically granted on the date of the Company’s annual meeting of stockholders. Options were granted in 2019 with an exercise price equal to the average closing price of the stock for the five most recent trading days prior to the grant and vested monthly over a period of one year and immediately upon a change in control, as defined under the Company’s 2014 Equity Plan.

PROPOSAL 2—

ADVISORY VOTE REGARDING EXECUTIVE COMPENSATION

Pursuant to Section 14A to the Exchange Act adopted in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are providing stockholders with the opportunity to vote to approve, on an advisory basis, the compensation of our named executive officers. Such a “say-on-pay” vote gives our stockholders the opportunity to express their views on the Company’s executive compensation policies and programs and the compensation paid to the named executive officers.

We are asking our stockholders to indicate their support for the compensation of our named executive officers as described in this proxy statement by approving the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation paid to the named executive officers, as disclosed in the Company’s proxy statement for the 2020 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation tables and accompanying narrative disclosure.”

The Board of Directors recommends a vote FOR approval of the advisory resolution in this Proposal 2 because it believes that the Company’s executive compensation policies and practices are effective in incentivizing our named executive officers to achieve the Company’s goals of growth and sustained financial and operating performance, aligning executives’ interests with those of the stockholders, and attracting, retaining, motivating and rewarding highly talented executives. Please refer to “Executive Officers” and “Executive Compensation” in this proxy statement, including the tabular and narrative disclosure regarding executive compensation, for details about our executive compensation policies and programs and information about the fiscal year 2019 and current compensation of our named executive officers.

The vote on this Proposal 2 is advisory and therefore not binding on the Company, the Board of Directors or the Compensation Committee. However, the Board of Directors and the Compensation Committee will review and consider the voting results in future decisions regarding executive compensation. The Company currently submits the compensation of named executive officers to an advisory vote of stockholders on an annual basis, and the next such vote will occur at the 2021 Annual Stockholders Meeting.

Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE ADVISORY RESOLUTION APPROVING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL 3—

ADVISORY VOTE ON THE FREQUENCY OF HOLDING FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Exchange Act, we are providing stockholders with the opportunity to indicate, on an advisory basis, their preference as to the frequency of future advisory votes on the compensation of our named executive officers. In this Proposal 3, also known as a “say on frequency” proposal, we are asking stockholders to vote on whether future say-on-pay votes should occur every one, two or three years. Stockholders also may abstain from voting on this proposal.

The Board of Directors has determined that an advisory vote on executive compensation held every one year is most appropriate for the Company. Although the Company’s executive compensation programs are designed to promote a long-term connection between pay and performance, the Board recognizes that executive compensation decisions are made regularly. We believe that holding an annual advisory vote on executive compensation will provide the Company with stockholder feedback on our compensation practices and policies on a regular, frequent basis and is consistent with our objective of further engaging with our stockholders on executive compensation and corporate governance matters. Accordingly, the Board of Directors recommends that you vote for ONE YEAR as the frequency of future advisory votes on executive compensation.

While this vote is advisory and not binding, the Board of Directors and the Compensation Committee will take into consideration the outcome of the vote in setting a policy with respect to the frequency of future advisory votes on executive compensation. Section 14A of the Exchange Act requires that a “say on frequency” vote occur at least once every six years. However, when considering the frequency of future advisory votes on executive compensation, the Board of Directors and the Compensation Committee may decide that it is in the best interests of our stockholders and the Company to hold an advisory vote on executive compensation more or less frequently than the frequency receiving the most votes cast by our stockholders.

Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR “ONE YEAR” AS THE PREFERRED FREQUENCY FOR ADVISORY VOTES ON EXECUTIVE COMPENSATION.

PROPOSAL 4 —

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected BDO USA, LLP as the independent registered public accounting firm to audit the consolidated financial statements of the Company for the fiscal year ending December 31, 2020. The Board of Directors is submitting the appointment of BDO USA, LLP to the stockholders for ratification as a matter of good corporate practice.

In the event that the stockholders fail to ratify the appointment of BDO USA, LLP, the Audit Committee will reconsider its selection of audit firms, but may decide not to change its selection. Even if the appointment is ratified, the Audit Committee may appoint a different independent registered public accounting firm at any time if it determines that such a change would be in the best interest of the Company’s stockholders.

Representatives of BDO USA, LLP are expected to be present at the Annual Meeting. These representatives will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Recommendation

THE AUDIT COMMITTEE AND THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE PROPOSAL TO RATIFY THE APPOINTMENT OF BDO USA, LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2020.

EXECUTIVE OFFICERS

Executive Officers

The Company's executive officers are appointed by the Board of Directors and serve at the discretion of the Board of Directors, and hold office until such officer's successor is elected and qualified or until such officer's earlier death, resignation or removal. Set forth below are the names and certain biographical information regarding the Company's executive officers.

Name	Age	Position
Richard DiIorio (1)	45	President, Chief Executive Officer and Director
Carrie Lachance	43	Executive Vice President, Chief Operating Officer
Thomas Ruiz	62	Executive Vice President, Chief Commercial Officer
Jeannine Sheehan	46	Executive Vice President, Chief Administrative Officer
Barry Steele	49	Executive Vice President and Chief Financial Officer
(1)	See "Directors" for biographical information regarding Mr. DiIorio.

Carrie Lachance

Carrie Lachance joined InfuSystem in September 2010 and has held a number of positions with the Company. She was promoted to Executive Vice President, Chief Operating Officer in October 2019. She previously served as Senior Vice President of Clinical and Customer Services from October 2018- October 2019; Vice President of Clinical and Customer Services from December 2017- October 2018 and Director of Clinical Resources from May 2015- December 2017. Ms. Lachance began her career as a registered nurse. She received her Bachelor of Science in Nursing from Rivier University and is completing a Master’s in Business Administration from Rivier University which is expected in May 2020.

Thomas Ruiz

Thomas Ruiz joined InfuSystem in 2010 and has held various sales positions with the Company. He was promoted to Executive Vice President, Chief Commercial Officer in October 2019. Prior to that position he served as Senior Vice President, Sales and Marketing since January 2018 and Senior Vice President of Sales IPD and Pain Management since 2015. Mr. Ruiz began his medical sales career with Smiths Medical, a medical device company with a broad portfolio of products. He received his Bachelor of Science degree in Business Administration with an emphasis in Marketing from the Entrepreneurial Program at California State University, Los Angeles.

Jeannine Sheehan

Jeannine Sheehan joined InfuSystem in April 2019 as Executive Vice President, Chief Administrative Officer. She previously served as Chief Human Resources Officer at Crimson Hexagon from 2016 until she joined the Company, and prior to 2016 held the position of Vice President of Human Resources at LoJack Corporation. Earlier in her career Ms. Sheehan held positions at Dunkin’ Brands and Digitas. She holds a Bachelor of Science in Business Administration and Management from Emmanuael College and an Executive Masters in Human Resources Management from Cornell University.

Barry Steele

Barry Steele joined InfuSystem in March 2020 as Executive Vice President, Chief Financial Officer. He previously served as Chief Financial officer of Horizon Global Corporation from February 2019 to June 2019 and Vice President of Finance and Chief Financial officer of Gentherm since 2004. Earlier he held various finance positions with Advanced Accessory Systems, LLC. Mr. Steele, who is a CPA, began his career with PriceWaterhouse LLP. He received his Bachelor of Science degree from Hillsdale College.

EXECUTIVE COMPENSATION

Smaller Reporting Company Status

The Company is a "smaller reporting company," as defined in Item 10(f)(1) of Regulation S-K. As a "smaller reporting company," the Company is permitted to provide the scaled disclosure required by Items 402(m)-(r) of Regulation S-K in lieu of the more extensive disclosure required of other reporting companies.

Summary Compensation Table

The following table sets forth the compensation of the named executive officers of the Company for the fiscal years presented below.

				Stock Awards	Option Awards	All Other Compensation
		Salary	Bonus	(1)	(1)	(2)	Total
Name and Principal Position	Year	( $ )	( $ )	( $ )	( $ )	( $ )	( $ )

Rich DiIorio	2019	$338,832	$261,508	$-	$-	$5,947	$606,287
President and Chief
Executive Officer	2018	$312,000	$151,827	$171,535	$399,260	$14,695	$1,049,317

Carrie Lachance EVP and Chief Operating Officer	2019	$226,030	$150,000	$70,400	$75,608	$16,881	$538,919

Thomas Ruiz, EVP Sales and	2019	$220,850	$182,995	$70,400	$75,608	$20,345	$570,198
Chief Commercial Officer	2018	$220,850	$95,513	$-	$24,561	$16,593	$357,517

(1)

In accordance with the SEC's proxy disclosure rules, included in the "Stock Awards" and "Option Awards" columns are the aggregate grant date fair values of stock awards and option awards made during the respective fiscal years computed in accordance with FASB ASC Topic 718. The measurement objective of FASB ASC Topic 718 is to estimate the fair value at the grant date of the equity instruments that the entity is obligated to issue when employees have rendered the requisite service and satisfied any other conditions necessary to earn the right to benefit from the instruments (for example, to exercise share options). That estimate is based on the share price and other pertinent factors, such as in the case of stock options the expected volatility at the grant date. The grant date fair value of an award reflects the accounting expense and may not represent the actual value that will be realized. For a discussion of the assumptions used in computing this valuation, see Note 11 of the Notes to the Consolidated Financial Statements in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2019.

(2)

The Company matches all of an employee's 401(k) contribution up to a maximum of 5% of a participant’s eligible salary, or certain statutory limits. All Other Compensation for 2019 consists of the following: (i) for Mr. DiIorio, $5,500 for 401(k) match and miscellaneous other benefits; (ii) for Ms. Lachance, $8,990 for 401(k) match, $5,250 for tuition reimbursement, and $2,400 for auto allowance and miscellaneous other benefits; and (iii) for Mr. Ruiz, $11,790 for employer 401(k) match, $7,200 for auto allowance, and miscellaneous other benefits.

Outstanding Equity Awards at Fiscal Year End

The following table shows all unexercised options and unvested stock incentive plan awards for each of the named executive officers as of December 31, 2019:

	Option Awards:				Stock Awards:
							Equity	Equity Incentive Plan Awards: Market or
						Market Value	Incentive Plan Awards: Number of	Payout Value of Unearned
	Number of Securities	Number of Securities			Number of	of Shares or Units of	Unearned Shares, Units	Shares, Units or
	Underlying	Underlying			Shares or	Stock That	or Other	Other
	Unexercised	Unexercised	Option		Units of	Have Not	Rights That	Rights
	Options	Options	Exercise	Option	Stock That	Vested (1)	Have Not	That Have
	Exercisable	Unexercisable	Price	Expiration	Have Not		Vested	Not Vested
Name	(#)	(#)	($)	Date	Vested (#)	($)	(#)	($)
Richard DiIorio (2)	50,000	-	$2.69	12/08/24	-	$-	-	$-
	25,000	-	$2.60	03/10/25	-	$-	-	$-
	40,000	-	$2.76	08/18/26	-	$-	-	$-
	22,917	2,083	$2.15	03/15/27	-	$-	-	$-
	16,667	8,333	$1.98	09/06/22	-	$-	-	$-
	104,167	95,833	$2.00	11/15/22	-	$-	-	$-
	66,667	133,333	$3.18	08/22/23	-	$-	-	$-
Carrie Lachance (3)					10,000	$85,300	-	$-
	5,000	2,500	$1.98	09/06/22	-	$-	-	$-
	10,000	-	$1.98	09/06/22	-	$-	-	$-
	16,667	33,333	$2.70	04/20/28	-	$-	-	$-
	8,333	16,667	$3.36	07/19/23	-	$-	-	$-
	-	40,000	$4.70	05/15/29	-	$-	-	$-
Thomas Ruiz (4)					10,000	$85,300	-	$-
	50,000	-	$2.69	12/08/24	-	$-	-	$-
	40,000	-	$2.76	08/18/26	-	$-	-	$-
	22,917	2,083	$2.15	03/15/27	-	$-	-	$-
	16,667	8,333	$1.98	09/06/22	-	$-	-	$-
	8,333	16,667	$3.36	07/19/23	-	$-	-	$-
	-	40,000	$4.70	05/15/29

(1)

Represents unvested restricted stock units, each representing a contingent right to receive one share of the Company's Common Stock, multiplied by $8.53, the closing price of the Company's Common Stock on December 31, 2019, as quoted by the NYSE American LLC.

(2)

At December 31, 2019, Mr. DiIorio owned the following unvested options: (i) unvested options to purchase 2,083 shares of Common Stock, which vest in three equal remaining monthly installments on the 17th day of each month; (iv) unvested options to purchase 8,333 shares of Common Stock, which vest in one remaining annual installment on September 8, 2020; (v) unvested options to purchase 95,833 shares of Common Stock, which vest in 23 equal remaining monthly installments on the 16th day of each month; and (vi) unvested options to purchase 133,333 shares of Common Stock, which vest in two equal annual installments on August 23, 2020 and 2021.

(3)

At December 31, 2019, Ms. Lachance owned the following unvested options: (i) unvested options to purchase 2,500 shares of Common Stock, which will vest in one remaining annual installment on September 8, 2020; (ii) unvested options to purchase 33,333 shares of Common Stock, which vest in two equal annual installments on April 20, 2020 and 2021; (iii) unvested options to purchase 16,667 shares of Common Stock, which vest in two equal annual installments on July 19, 2020 and 2021; (iii) unvested options to purchase 40,000 shares of Common Stock, which vest in three equal annual installments starting on May 15, 2020. At December 31, 2019, Ms. Lachance owned 10,000 restricted stock units, all of which will vest on November 1, 2021, subject to her continued employment through the vesting date. Settlement of the underlying shares of Common Stock will occurred on the vesting date.

(4)

At December 31, 2019, Mr. Ruiz owned the following options: (i) unvested options to purchase 2,083 shares of Common Stock, which vest in three equal remaining monthly installments on the 17th day of each month; (ii) unvested options to purchase 8,333 shares of Common Stock, which vest in one remaining annual installments on September 8, 2020; (iii) unvested options to purchase 16,667 shares of Common Stock, which vest in two remaining equal annual installments on July 19, 2020 and 2021; and (iv) unvested options to purchase 40,000 shares of Common Stock, which vest in three equal annual installments starting on May 15, 2020. At December 31, 2019, Mr. Ruiz owned 10,000 restricted stock units, all of which will vest on November 1, 2021, subject to his continued employment through the vesting date. Settlement of the underlying shares of Common Stock will occurred on the vesting date.

Agreements with Mr. DiIorio

Pursuant to an Employment Agreement (the "DiIorio Employment Agreement") effective as of November 15, 2017, Mr. DiIorio was named Chief Executive Officer and is entitled to receive a base salary and annual performance bonus, based upon satisfaction of performance objectives to be developed by the Compensation Committee. Mr. DiIorio is also eligible for additional discretionary bonuses based on the achievement of certain specified goals established by the Compensation Committee. Mr. DiIorio is considered an “at will” employee, whereby Mr. DiIorio’s employment with the Company may be terminated at any time by either party. Pursuant to the DiIorio Employment Agreement, Mr. DiIorio is also eligible for additional option grants and stock appreciation rights as determined by the Compensation Committee. Mr. DiIorio is subject to a two-year non-solicitation provision for soliciting customers or employees or diverting business from the Company and a two-year non-competition provision for employment with or participation in a competitive business in the United States, Canada, Mexico or other country in which the Company has conducted business. The DiIorio Employment Agreement contains customary confidentiality, non-disparagement, protection of Company proprietary information, protection of Company intellectual property, and indemnification provisions applicable to the duration of Mr. DiIorio’s employment and thereafter.

Under the DiIorio Employment Agreement, Mr. DiIorio’s employment will terminate immediately upon his death or permanent disability. Mr. DiIorio would be entitled to: (i) the unpaid base salary earned for services rendered through the date of his death or permanent disability; (ii) any accrued but unpaid incentive compensation earned in the previous year ("Bonus Amount") as of the date of his death or permanent disability; (iii) the accrued but unpaid paid time off ("PTO") earned through the date of his death or permanent disability; and (iv) the limited death, disability, and/or income continuation benefits. In the event Mr. DiIorio is involuntarily terminated by the Company without "cause" (as defined in the DiIorio Employment Agreement), Mr. DiIorio will be entitled to receive: (i) the unpaid base salary earned for services rendered through the date of such termination; (ii) any accrued and unpaid Bonus Amount; (iii) the accrued but unpaid PTO; (iv) unreimbursed amounts to which he is entitled to reimbursement under the DiIorio Employment Agreement; (v) a severance payment, in an aggregate amount equal to three months of Mr. DiIorio’s then-current base salary; and (vi) three months of COBRA coverage.

Mr. DiIorio received, pursuant to the terms of a Stock Option Agreement by and between the Company and Mr. DiIorio, dated as of November 15, 2017 (the "Stock Option Agreement"), 200,000 stock options from the Company's 2014 Equity Plan, with an exercise price of $2.00. The stock options were granted on November 15, 2017 and will vest monthly over a four-year period and will expire on the fifth anniversary of their grant date. Additionally, in the event of Mr. DiIorio’s involuntary termination by the Company without "cause," that portion of the stock options that by their terms have not become exercisable will become immediately exercisable and, along with any portion of the stock options that have become exercisable prior to the date of such termination, will remain exercisable for three months. If Mr. DiIorio dies while the stock options are outstanding, then the personal representative or beneficiary under his will or in accordance with the laws of inheritance will have the right to exercise vested stock options until the expiration date of the stock options or for 12 months, whichever is earlier. If Mr. DiIorio terminates his employment with the Company voluntarily, unvested stock options will immediately terminate and cease to be exercisable and Mr. DiIorio will have until the expiration date of the stock options or a period of three months to exercise vested stock options, whichever is earlier. If Mr. DiIorio is terminated for "cause," he will be entitled to receive any: (i) unpaid base salary earned for services rendered through the date of his termination; (ii) accrued but unpaid Bonus Amount as of the date of his termination; and (iii) accrued but unpaid PTO earned through the date of his termination. If Mr. DiIorio is terminated for "cause," the stock options will terminate immediately, whether or not then exercisable. The vesting of the stock options may also be accelerated by the Compensation Committee, in its sole discretion.

Under the Stock Option Agreement, in the event of a Change in Control (as defined below), the Committee will take or cause to be taken one or more of the following actions to be effective as of the date of such Change in Control:

(a)     provide that Mr. DiIorio’s options shall be assumed, or equivalent options shall be substituted (“Substitute Options”), by the acquiring or succeeding corporation (or an affiliate thereof), provided that: the shares of stock issuable upon the exercise of such Substitute Options shall constitute securities registered in accordance with the Securities Act of 1933, as amended (the “1933 Act”), or such securities shall be exempt from such registration in accordance with Sections 3(a)(2) or 3(a)(5) of the 1933 Act (collectively, “Registered Securities”), or in the alternative, if the securities issuable upon the exercise of such Substitute Options shall not constitute Registered Securities, then Mr. DiIorio will receive upon consummation of the Change in Control transaction a cash payment for the option surrendered equal to the difference between (1) the fair market value of the consideration to be received for each share of Common Stock in the Change in Control transaction times the number of shares of Common Stock subject to the surrendered option, and (2) the aggregate exercise price of the surrendered option; or

(b)     in the event of a transaction under the terms of which the holders of the shares of Common Stock of the Company will receive upon consummation thereof a cash payment (the “Merger Price”) for each share of Common Stock exchanged in the Change in Control transaction, to make or to provide for a cash payment to Mr. DiIorio equal to the difference between (A) the Merger Price times the number of shares of Common Stock under the option (to the extent then exercisable at prices not in excess of the Merger Price) and (B) the aggregate exercise price of all such shares of Common Stock under the option in exchange for such shares of Common Stock under the option.

For purposes of the Stock Option Agreement, the term “Change in Control” means: (i) the sale of all or substantially all of the assets of the Company; (ii) the merger or recapitalization of the Company whereby the Company is not the surviving entity; or (iii) the acquisition, directly or indirectly, of the beneficial ownership (within the meaning of that term as it is used in Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder) of fifty percent (50%) or more of the outstanding voting securities of the Company by any person, trust, entity or group.

On March 16, 2017, the Compensation Committee granted Mr. DiIorio options to purchase 25,000 shares of the Company’s Common Stock at an exercise price of $2.15 per share. The options vest in equal monthly installments over a three-year period, expire after ten years and are otherwise exercisable in accordance with the Company’s 2014 Equity Plan.

On September 7, 2017, the Compensation Committee granted Mr. DiIorio options to purchase 25,000 shares of the Company’s Common Stock at an exercise price of $1.98 per share. The options vest in equal annual installments over a three-year period, expire after ten years and are otherwise exercisable in accordance with the Company’s 2014 Equity Plan.

On August 23, 2018, the Compensation Committee granted Mr. DiIorio options to purchase 200,000 shares of the Company’s Common Stock at the exercise price of $3.18 per share. The options vest in equal annual installments over a three-year period, expire after ten years and are otherwise exercisable in accordance with the Company’s 2014 Equity Plan.

On February 6, 2020, Mr. DiIorio was awarded 11,300 bonus shares of common stock as an annual incentive award in recognition of his individual performance in 2019.

Agreements with Ms. Lachance

Pursuant to an Employment Agreement (the "Lachance Employment Agreement") effective as of October 1, 2019, Ms. Lachance was named Chief Operating Officer and is entitled to receive a base salary and annual performance bonus, based upon satisfaction of performance objectives to be developed by the Compensation Committee. Ms. Lachance is also eligible for additional discretionary bonuses based on the achievement of certain specified goals established by the Compensation Committee. Ms. Lachance is considered an “at will” employee, whereby Ms. Lachance’s employment with the Company may be terminated at any time by either party. Pursuant to the Lachance Employment Agreement, Ms. Lachance is subject to a two-year non-solicitation provision for soliciting customers or employees or diverting business from the Company and a two-year non-competition provision for employment with or participation in a competitive business in the United States, Canada, Mexico or other country in which the Company has conducted business. The Lachance Employment Agreement contains customary confidentiality, non-disparagement, protection of Company proprietary information, protection of Company intellectual property, and indemnification provisions applicable to the duration of Mr. Lachance’s employment and thereafter.

Under the Lachance Employment Agreement, Ms. Lachance’s employment will terminate immediately upon her death or permanent disability. Ms. Lachance would be entitled to: (i) the unpaid base salary earned for services rendered through the date of her death or permanent disability; (ii) any accrued but unpaid Bonus Amount as of the date of her death or permanent disability; (iii) the accrued but unpaid PTO earned through the date of her death or permanent disability; and (iv) the limited death, disability, and/or income continuation benefits. In the event Ms. Lachance is involuntarily terminated by the Company without "cause" (as defined in the Lachance Employment Agreement), Ms. Lachance will be entitled to receive: (i) the unpaid base salary earned for services rendered through the date of such termination; (ii) any accrued and unpaid Bonus Amount; (iii) the accrued but unpaid PTO; (iv) unreimbursed amounts to which she is entitled to reimbursement under the Lachance Employment Agreement; (v) a severance payment, in an aggregate amount equal to three months of Mr. Lachance’s then-current base salary; and (vi) three months of COBRA coverage.

On September 7, 2017, the Compensation Committee granted Ms. Lachance options to purchase 17,500 shares of the Company’s Common Stock at an exercise price of $1.98 per share, of which: (i) 10,000 options will vest in equal annual installments over a two-year period, expire after ten years and are otherwise exercisable in accordance with the Company’s 2014 Equity Plan; and (ii) 7,500 options will vest in equal annual installments over a three-year period, expire after ten years and are otherwise exercisable in accordance with the Company’s 2014 Equity Plan.

On April 20, 2018, the Compensation Committee granted Ms. Lachance options to purchase 50,000 shares of the Company’s Common Stock at the exercise price of $2.70 per share. The options vest in equal annual installments over a three-year period, expire after ten years and are otherwise exercisable in accordance with the Company’s 2014 Equity Plan.

On July 19, 2018, the Compensation Committee granted Ms. Lachance options to purchase 25,000 shares of the Company’s Common Stock at the exercise price of $3.36 per share. The options vest in equal annual installments over a three-year period, expire after five years and are otherwise exercisable in accordance with the Company’s 2014 Equity Plan.

On May 15, 2019, the Compensation Committee granted Ms. Lachance options to purchase 40,000 shares of the Company’s Common Stock at the exercise price of $4.70 per share. The options vest in equal annual installments over a three-year period, expire after ten years and are otherwise exercisable in accordance with the Company’s 2014 Equity Plan.

On November 1, 2019, Ms. Lachance was awarded 10,000 restricted stock units that will vest on November 1, 2021, subject to her continued employment through the vesting date. Settlement of the underlying shares of Common Stock will occur on vesting date.

On February 6, 2020, Ms. Lachance was awarded 5,650 bonus shares of common stock as an annual incentive award in recognition of her individual performance in 2019.

Agreement with Mr. Ruiz

Pursuant to an Employment Agreement (the “Ruiz Employment Agreement”) dated January 3, 2018, Mr. Ruiz is entitled to receive a base salary and annual performance bonus, based upon satisfaction of performance objectives to be developed by the Compensation Committee. Mr. Ruiz is also eligible for additional discretionary bonuses based on the achievement of certain specified goals established by the Compensation Committee.

Mr. Ruiz is considered an “at will” employee, whereby Mr. Ruiz’s employment with the Company may be terminated at any time by either party. Pursuant to the Ruiz Employment Agreement, Mr. Ruiz is subject to a two-year non-solicitation provision for customers or diverting business from the Company, and a two-year non-competition provision for employment with or participation in a competitive business in the United States, Canada, Mexico or other country in which the Company has conducted business. The Ruiz Employment Agreement contains customary confidentiality, non-disparagement protection of Company proprietary information, protection of Company intellectual property, and indemnification provisions applicable to the duration Mr. Ruiz’s employment and thereafter.

Under the Ruiz Employment Agreement, if Mr. Ruiz’s employment is terminated for any reason, including, but not limited to death or permanent disability, Mr. Ruiz would be entitled to (i) the unpaid base salary, vacation, benefits and other compensation accrued for services rendered through the date of termination, and (ii) any accrued but unpaid incentive compensation earned in respect of the immediately preceding calendar year.

On March 16, 2017, the Compensation Committee granted Mr. Ruiz options to purchase 25,000 shares of the Company’s Common Stock at an exercise price of $2.15 per share. The options vest in equal monthly installments over a three-year period, expire after ten years and are otherwise exercisable in accordance with the Company’s 2014 Equity Plan.

On September 7, 2017, the Compensation Committee granted Mr. Ruiz options to purchase 25,000 shares of the Company’s Common Stock at an exercise price of $1.98 per share. The options vest in equal annual installments over a three-year period, expire after ten years and are otherwise exercisable in accordance with the Company’s 2014 Equity Plan.

On July 19, 2018, the Compensation Committee granted Mr. Ruiz options to purchase 25,000 shares of the Company’s Common Stock at the exercise price of $3.36 per share. The options vest in equal annual installments over a three-year period, expire after five years and are otherwise exercisable in accordance with the Company’s 2014 Equity Plan.

On May 15, 2019, the Compensation Committee granted Mr. Ruiz options to purchase 40,000 shares of the Company’s Common Stock at the exercise price of $4.70 per share. The options vest in equal annual installments over a three-year period, expire after ten years and are otherwise exercisable in accordance with the Company’s 2014 Equity Plan.

On November 1, 2019, Mr. Ruiz was awarded 10,000 restricted stock units that will vest on November 1, 2021, subject to his continued employment through the vesting date. Settlement of the underlying shares of Common Stock will occur on vesting date.

On February 6, 2020, Mr. Ruiz was awarded 5,650 bonus shares of common stock as an annual incentive award in recognition of his individual performance in 2019.

Restricted Stock Unit and Option Award Agreements

Ms. Lachance and Mr. Ruiz hold restricted stock units and each of the named executive officers of the Company hold options, the terms of which are governed by applicable award agreements, unless otherwise modified by their respective employment agreements as described above. Under the terms of these agreements, in the event the grantee’s employment with the Company terminates prior the vesting of any restricted stock units or options, such awards will be forfeited by the grantee and no benefits will be payable with respect to such forfeited units or options. Notwithstanding the foregoing, in the event of a “change in control” (as defined in the agreements), the Compensation Committee will provide that any unvested restricted stock units or options will be assumed, or equivalent restricted stock units or options will be substituted (“Substitute Award”) by the acquiring or succeeding corporation (or an affiliate thereof), provided that the shares of stock issuable upon the payment of such Substitute Award constitute securities registered in accordance with the Securities Act of 1933, as amended, or such securities are exempt from such registration. In the alternative, if the securities issuable upon the payment of such Substitute Award will not meet the requirements in the preceding sentence or, in the case of unvested options, the holders of shares of Common Stock will receive cash in the transaction, then the grantee will receive upon consummation of the “change in control” transaction a cash payment for: (i) unvested restricted stock units surrendered equal to the fair market value of the consideration to be received for each share of Common Stock in the “change in control” transaction times the number of shares of Common Stock underlying the unvested restricted stock units; or (ii) unvested options surrendered an amount equal to the difference between the fair market value of the consideration to be received for each share of Common Stock in the “change in control” transaction times the number of shares of Common Stock underlying the unvested options and the aggregate exercise price of the surrendered options.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of the Company’s Common Stock as of March 25, 2020 in each case including shares of Common Stock which may be acquired by such persons within 60 days of such date, by:

●

each person known by the Company to be the beneficial owner of more than 5% of its outstanding shares of Common Stock based solely upon the amounts and percentages contained in the public filings of such persons;

●	each of the Company’s named executive officers, directors and nominees; and

●	all of the Company’s current executive officers and directors as a group.

Name of Beneficial Owners	Number of Shares	Percent**
Scott Shuda/ Meridian OHC Partners, LP (1)	3,636,521	18.1%
Minerva Advisors LLC (2)	2,078,748	10.4%
AWM Investment Company, Inc. (3)	2,000,000	10.0%
Christopher Sansone/Sansone Advisors, LLC (4)	1,848,034	9.2%
Richard DiIorio (5)	588,022	2.9%
Gregg Lehman (6)	245,946	1.2%
Thomas Ruiz (7)	165,210	*
Carrie Lachance (8)	145,286	*
Darrell Montgomery (9)	100,000	*
Paul Gendron (10)	47,000	*
All directors and officers as a group (9 individuals) (11)	6,806,670	32.2%

*     Less than 1%

** Based on 20,009,993 shares of Common Stock outstanding as of March 25, 2020. Shares of Common Stock subject to options held by any person that are currently exercisable or are exercisable within 60 days of March 25, 2020 are deemed outstanding for purposes of computing the percentage ownership of such person, but are not deemed outstanding for purposes of computing the percentage ownership of any other person.

(1)

Based solely on a review of Form 4 filed on September 6, 2019 by Meridian OHC Partners, LP. ("Meridian"), Meridian TSV II, LP ("Meridian TSV"), TSV Investment Partners, LLC ("TSV"), BlueLine Capital Partners II, LP ("Blue Line Capital") and Blue Line Partners, LLC ("Blue Line"). The aggregate number of shares beneficially held by these entities is 3,526,521. Mr. Shuda serves as the Managing Director of TSV, which is the sole general partner of Meridian. Accordingly, Mr. Shuda holds voting and dispositive power over 3,526,521 shares of Common Stock held by Meridian and 110,000 shares of Common Stock that may be acquired by Mr. Shuda upon the exercise of options that are currently exercisable or will become exercisable within 60 days of March 25, 2020. The business address of Meridian is 425 Weed Street, New Canaan, CT 06840.

(2)

Based solely on a review of Schedule 13G filed on February 13, 2020 by Minerva Advisors LLC (“Minerva Advisors”), which is the investment advisor to Minerva Group, L.P. (“Minerva Group”). The aggregate number of shares beneficially held by these entities is 2,078,748. Minerva Group holds sole voting and investment power over 1,312,296 shares of Common Stock, and Minerva Advisors holds sole voting and investment power over 766,452 shares of Common Stock. The business address of Minerva Advisors is 50 Monument Road Suite 201, Bala Cynwyd, Pennsylvania, 19004.

(3)

Based solely on a review of Schedule 13G filed on September 9, 2019 by AWM Investment Company, Inc. (“AWM”), which is the investment advisor to Special Situations Life Sciences Fund, L.P. (“SSLS”). The aggregate number of shares beneficially held by these entities is 2,000,000. The business address of AWM is 527 Madison Avenue, Suite 2600, New York, New York 10022.

(4)

Based solely on a review of Form 4 filed on September 3, 2019 by Sansone Advisors, LLC, Sansone Capital Management, LLC and Christopher Sansone, which each have shared voting and dispositive power over 1,773,034 shares of Common Stock, and Sansone Partners, LP, which has shared voting and dispositive power over 1,773,034 shares of Common Stock. The reported securities may also be deemed to be indirectly beneficially owned by Mr. Christopher Sansone as the managing member of the Investment Manager and the General Partner. Accordingly, Mr. Sansone holds voting and dispositive power over 1,773,034 shares of Common Stock held by Sansone Advisors, LLC and 75,000 shares of Common Stock that may be acquired by Mr. Sansone upon the exercise of options that are currently exercisable or will become exercisable within 60 days of March 25, 2020. The address for each party is 151 Bodman Place, Suite 100, Red Bank, New Jersey 07701.

(5)

Represents 239,689 shares of Common Stock held directly and 348,333 shares that may be acquired upon the exercise of options that are currently exercisable or will become exercisable within 60 days of March 25, 2020.

(6)

Represents 5,946 shares of Common Stock held directly and 240,000 shares that may be acquired upon the exercise of options that are currently exercisable or will become exercisable within 60 days of March 25, 2020.

(7)

Represents 11,877 shares of Common Stock held directly and 153,333 shares that may be acquired upon the exercise of options that are currently exercisable or will become exercisable within 60 days of March 25, 2020.

(8)

Represents 75,286 shares of Common Stock held directly and 70,000 shares that may be acquired upon the exercise of options that are currently exercisable or will become exercisable within 60 days of March 25, 2020.

(9)

Represents 25,000 shares of Common Stock held directly and 75,000 shares that may be acquired upon the exercise of options that are currently exercisable or will become exercisable within 60 days of March 25, 2020.

(10)

Represents 22,000 shares of Common Stock held directly and 25,000 shares that may be acquired upon the exercise of options that are currently exercisable or will become exercisable within 60 days of March 25, 2020.

(11)

Represents 385,448 shares of Common Stock held directly, 5,299,555 shares held indirectly, 1,121,667 shares that may be acquired upon the exercise of options and stock appreciation rights that are currently exercisable or will become exercisable within 60 days of March 25, 2020. Business address for each of the directors and executive officers is c/o InfuSystem Holdings, Inc., 3851 W. Hamlin Road Rochester Hills, MI 48309.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The Company's Board of Directors and Audit Committee are responsible for reviewing and approving all transactions involving the Company and "related parties" (generally, directors, executive officers and stockholders owning five percent or greater of the Company's outstanding stock and their immediate family members). The Board of Directors and Audit Committee approve all related party transactions in advance. The Board of Directors and Audit Committee consider all of the relevant facts and circumstances available, including (if applicable) but not limited to: (i) the benefits to the Company; (ii) the impact on a director's independence in the event the related party is a director, an immediate family member of a director or an entity in which a director is a partner, stockholder or executive officer; (iii) the availability of other sources for comparable products or services; (iv) the terms of the transaction; and (v) the terms available to unrelated third parties or to employees generally. No member of the Board of Directors or the Audit Committee will participate in any review, consideration or approval of any related party transaction with respect to which such member or any of his or her immediate family members is the related person. The Board of Directors and Audit Committee will approve only those related party transactions that are in, or are not inconsistent with, the best interests of the Company and its stockholders, as determined in good faith. The Board of Directors and Audit Committee will review all related party transactions annually to determine whether it continues to be in the Company's best interests.

Related Party Transactions

The Company does not have any related party transactions required to be reported under Item 404(d) of Regulation S-K.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors has furnished the following report on its activities during the fiscal year ended December 31, 2019. The report is not deemed to be “soliciting material” or “filed” with the SEC or subject to the SEC’s proxy rules or to the liabilities of Section 18 of the Exchange Act and the report shall not be deemed to be incorporated by reference into any prior or subsequent filing under the Securities Act or the Exchange Act except to the extent that the Company specifically incorporates it by reference into any such filing.

The Audit Committee oversees the financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial reporting process, principles and internal controls as well as preparation of the Company’s consolidated financial statements.

In fulfilling its responsibilities, the Audit Committee appointed independent registered public accounting firm BDO USA, LLP (the “Auditor”) for the fiscal year ended December 31, 2019. The Audit Committee reviewed and discussed with the Auditor the overall scope and specific plans for their audit. The Audit Committee also reviewed and discussed the Company’s audited consolidated financial statements and the adequacy of the Company’s internal controls with management and with the Auditor. The Audit Committee met with the Auditor, without management present, to discuss the results of the Auditor’s audits and the overall quality of the Company’s financial reporting.

The Audit Committee monitored the independence and performance of the Auditor, as well as discussed with the Auditor the matters required to be discussed by applicable rules of the Public Company Accounting Oversight Board, or PCAOB. The Auditor has provided the Audit Committee with the written disclosures and the letter required by the applicable requirements of the PCAOB regarding the Auditor’s communications with the Audit Committee regarding independence and the Audit Committee has discussed Auditors’ independence with the Auditor and management. Based upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2019 for filing with the SEC.

The Audit Committee has the sole authority to appoint the independent registered public accounting firm. As discussed in Proposal 4, the Audit Committee has determined that it is in the best interests of the Company and its stockholders to recommend that the Board of Directors ask the stockholders, at the Annual Meeting, to ratify the appointment of the Auditor, as its independent registered public accounting firm for the fiscal year ending December 31, 2020.

The Audit Committee Paul Gendron, Chairman Darrell Montgomery Christopher Sansone

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S FEES

The following presents aggregate fees billed to the Company for the fiscal years ended December 31, 2019 and 2018 by BDO USA, LLP (“BDO”), the Company’s current independent registered public accounting firm.

Audit Fees

There were $569,330 and $545,482 in audit fees billed by BDO for the fiscal years ended December 31, 2019 and 2018, respectively. These fees were for professional services rendered for audits of annual consolidated financial statements for the years ended December 31, 2019 and 2018 and for reviews of the Company’s quarterly reports on Form 10-Q and proxy statement.

Audit-Related Fees

There were $23,690 and $22,500 in 401(k) audit-related fees.

Tax Fees

BDO billed $90,897 and $54,074 for tax fees for the fiscal years ended December 31, 2019 and 2018, respectively. Tax fees billed were for professional services rendered in connection with tax compliance, tax advice and tax planning.

All Other Fees

There were no other fees for the fiscal years ended December 31, 2019 and 2018.

PRE-APPROVAL POLICIES AND PROCEDURES

The Audit Committee has adopted a policy and set of procedures for pre-approving all audit and non-audit services to be performed by the Company’s independent registered public accounting firm. The policy requires pre-approval of all services rendered by the Company’s independent registered public accounting firm either as part of the Audit Committee’s approval of the scope of the engagement of the independent registered public accounting firm or on a case by case basis. All of the audit and non-audit services described herein were pre- approved by the Audit Committee.

The services provided for 2019 and 2018 were for audit services, audit related services and tax services, as described above.

STOCKHOLDER PROPOSALS FOR THE 2020 ANNUAL STOCKHOLDERS MEETING

Stockholder proposals to be considered for inclusion in the Company’s proxy statement and proxy card for the 2021 Annual Stockholders Meeting pursuant to Rule 14a-8 under the Exchange Act must be received by the Company’s Secretary at the Company’s principal executive offices located at 3851 Hamlin Road, Rochester Hills, Michigan 48309 no later than December 4, 2020.

Stockholder proposals that are not made pursuant to Rule 14a-8 must comply with the advance notice provisions contained in the Company’s Amended and Restated Bylaws, which provide that such proposals must be submitted in writing to the Company’s Secretary at the Company’s principal executive offices located at 3851 Hamlin Road, Rochester Hills, Michigan 48309 no earlier than 90 days (February 19, 2021) and no later than 60 days (March 21, 2021) prior to the anniversary date of the 2020 Annual Meeting or they will be considered untimely.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS

The Company may satisfy SEC rules regarding delivery of proxy statements and annual reports by delivering a single proxy statement and annual report to an address shared by two or more Company stockholders. This delivery method is referred to as “householding” and can result in meaningful cost savings for the Company. In order to take advantage of this opportunity, the Company has delivered only one proxy statement and annual report to multiple stockholders who share an address, unless contrary instructions were received from impacted stockholders prior to the mailing date. We undertake to deliver promptly upon written or oral request a separate copy of the proxy statement and/or annual report, as requested, to a stockholder at a shared address to which a single copy of these documents was delivered. If you hold stock as a registered stockholder and prefer to receive separate copies of a proxy statement or annual report either now or in the future, please contact Computershare Investor Services, P.O. Box 505000 Louisville, KY 40223-5000 (regular mail), Computershare Investor Services 462 South 4th Street Suite 1600 Louisville, KY 40202 (Overnight mail); or by telephone at 1-800-522-6645. If your stock is held through a broker, bank or other nominee and you prefer to receive separate copies of a proxy statement or annual report either now or in the future, please contact such broker, bank or other nominee. Conversely, multiple stockholders sharing a single address may request delivery of a single copy of proxy statements or annual reports in the future by contacting, in the case of registered stockholders, Computershare, Investor Services, P.O. Box 505000 Louisville, KY 40223-5000 (regular mail), Computershare Investor Services 462 South 4th Street Suite 1600 Louisville, KY 40202 (overnight mail); or by telephone at 1-800-522-6645., or, in the case of stockholders holding their stock though a broker, bank or other nominee, by contacting such broker, bank or other nominee.

GENERAL

Management does not intend to bring any business before the Meeting other than the matters referred to in the accompanying notice. If, however, any other matters properly come before the Meeting, it is intended that the persons named in the accompanying proxy will vote on these other matters in their discretion, subject to compliance with Rule 14a-4(c) under the Exchange Act.

A copy of the Company’s most recent Annual Report on Form 10-K and Code of Business Conduct and Ethics Policy is available on the Company’s website at www.infusystem.com or can be made available without charge upon written request to: InfuSystem Holdings, Inc. 3851 W. Hamlin Road, Rochester Hills, MI 48309, Attn: Corporate Secretary.

OTHER INFORMATION

Proxies are being solicited by our Board of Directors. We will bear the costs of the solicitation of the proxies on behalf of the Board of Directors. Our directors, officers or employees may solicit proxies in person, or by mail, telephone, facsimile or electronic transmission. The costs associated with the solicitation of proxies will include the cost of preparing, printing, and mailing this proxy statement, the Notice and any other information we send to stockholders. In addition, we must pay banks, brokers, custodians and other persons representing beneficial owners of shares held in street name certain fees associated with:

●	Forwarding printed proxy materials by mail to beneficial owners; and

●	Obtaining beneficial owners’ voting instructions.

If you choose to access the proxy materials and/or vote on the Internet, you are responsible for Internet access charges you may incur. If you choose to vote by telephone, you are responsible for telephone charges you may incur.

If you have any questions, require assistance with voting your proxy card, or need additional copies of proxy materials, please contact:

(Regular Mail)

Computershare Investor Services

P.O. BOX 505000

Louisville, KY 40233-5000

(Overnight Mail):

Computershare Investor Services

462 South 4th Street

Suite 1600

Louisville, KY 40202

Stockholders Call Toll-Free at: +1 (800) 522-6645

BY ORDER OF THE BOARD OF DIRECTORS

Jeanie Latz
Corporate Secretary
InfuSystem Holdings, Inc.

APPENDIX A

GAAP TO NON-GAAP RECONCILIATION

(UNAUDITED)

NET INCOME (LOSS) TO ADJUSTED EBITDA:
	Twelve Months Ended December 31,
(in thousands)	2019	2018
GAAP net income (loss)	$1,361	$(1,095)
Adjustments:
Interest expense	1,904	1,420
Income tax provision (benefit)	163	53
Depreciation	7,940	6,659
Amortization	4,402	4,649
Non-GAAP EBITDA	$15,770	$11,686
Stock compensation costs	997	957
ASC 842 accounting principle change	252	-
Office move expenses	258	-
Early termination fees for capital leases	190	98
Exited facility costs	-	44
Management reorganization/transition costs	76	250
Fees to integrate business of other provider	163	-
Contested proxy and other shareholder costs	23	251
Certain other non-recurring costs	491	476
Non-GAAP Adjusted EBITDA	$18,220	$13,762
GAAP Net Revenues	$81,115	$67,138
Non-GAAP Adjusted EBITDA Margin	22.5%	20.5%

Non-GAAP Adjusted EBITDA Margin is defined as Non-GAAP Adjusted EBITDA as a percentage of GAAP Net Revenues.

Explanation of Non-GAAP Financial Measures

We report our financial results in accordance with accounting principles generally accepted in the United States of America ("GAAP"). However, we supplement our GAAP results with certain non-GAAP financial measures, including EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin. The Company believes that these non-GAAP financial measures provide useful information to the Company's management, investors, and other interested parties about the Company's operating performance because they allow them to understand and compare the Company's operating results during the current periods to the prior year periods in a more consistent manner. This non-GAAP information should be considered by the reader in addition to, but not instead of, the financial statements prepared in accordance with GAAP, and similarly titled non-GAAP measures may be calculated differently by other companies. The Company calculates those non-GAAP measures by adjusting for non-recurring items that are not part of the normal course of business and that the Company’s management does not believe will have similar comparable year- over-year items or for non-operating items. A reconciliation of those measures to the most directly comparable GAAP measures is provided above.

InfuSystem® VOTE

INFUSION MADE EASY™

Your vote matters – here's how to vote!

You may vote online or by phone instead of mailing this card.

Votes submitted electronically must be received by 11:59 p.m. EST on May 19, 2020

Online
Go to **www.investorvote.com/INFU** or scan the QR code — login details are located in the shaded bar below.

Phone
Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

Save paper, time and money! Sign up for electronic delivery at www.investorvote.com/INFU

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. ☒

2020 Annual Meeting Proxy Card

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed; FOR Proposals 2 & 4; and One Year for Proposal 3

1. Election of Directors:

01 - Richard DiIorio	02 - Paul Gendron	03 - Gregg Lehman
04 - Darrell Montgomery	05 - Christopher Sansone	06 - Scott Shuda

☐ **Mark here to vote FOR all nominees**   ☐ **Mark here to WITHHOLD vote from all nominees**   ☐ **For All EXCEPT** - To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) below.

____

	For	Against	Abstain
2. Approval, on an advisory basis, of the Company's executive compensation.	☐	☐	☐
4. Ratification of the appointment of BDO USA, LLP as the registered independent public accounting firm for the fiscal year ending December 31, 2020.	☐	☐	☐

	1 Year	2 Years	3 Years	Abstain
3. Approval, on an advisory basis of the frequency, in future years, of holding an advisory vote on compensation of our named executive officers	☐	☐	☐	☐

Note: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.
/ /		

1 U P X

037WAC

The 2020 Annual Meeting of Shareholders of InfuSystem Holdings, Inc. will be held on Wednesday, May 20, 2020 at 8:00 a.m., Eastern Time, virtually via the internet at www.meetingcenter.io/239889547.

To access the virtual meeting, you must have the 15 digit number that is printed in the shaded bar located on the reverse side of this form.

The password for this meeting is — INFU2020.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Proxy Statement and 2020 Annual Report are available at:
http://www.infuSystem.com

Small steps make an impact.
Help the environment by consenting to receive electronic delivery, sign up at www.investorvote.com/INFU

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — INFUSYSTEM HOLDINGS, INC.

Notice of 2020 Annual Meeting of Stockholders

Proxy Solicited by Board of Directors for Annual Meeting — May 20, 2020

The undersigned hereby appoints Scot Hill and Jeanie Latz and each of them, as proxies, each with full power of substitution, for and on behalf of the undersigned and authorizes them to represent and to vote, as directed and permitted herein, all shares of InfuSystem Holdings, Inc. Common Stock held of record by the undersigned at the Annual Meeting of Stockholders of InfuSystem Holdings, Inc. to be held virtually via the internet at www.meetingcenter.io/239889547 on Wednesday, May 20, 2020 at 8:00 a.m. (EST), and at any adjournments or postponements thereof upon matters set forth in the proxy statement, and, in their judgment and discretion, upon such other business as may properly come before the meeting or any adjournments or postponements thereof. This proxy revokes all prior proxies given by the undersigned stockholder.

This proxy, when properly executed, will be voted in the manner directed on the reverse hereof by the stockholder. **IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED (I) FOR THE NOMINEES FOR DIRECTOR LISTED, (II) FOR APPROVAL, ON AN ADVISORY BASIS, OF THE COMPANY'S EXECUTIVE COMPENSATION, (iii) FOR ONE YEAR FOR THE FREQUENCY OF HOLDING OF A SHAREHOLDER ADVISORY VOTE ON THE COMPENSATION OF THE COMPANY'S NAMED EXECUTIVE OFFICERS, (IV) FOR RATIFICATION OF THE APPOINTMENT OF BDO USA, LLP AS THE REGISTERED INDEPENDENT PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2020. IF ANY OTHER MATTERS COME BEFORE THE MEETING, OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF, THE PERSONS NAMED AS PROXIES WILL VOTE IN THEIR DISCRETION.**

(Items to be voted appear on reverse side)

C Non-Voting Items

Change of Address — Please print new address below.

Comments — Please print your comments below.